                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              AMENDED AND RESTATED
                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                    (Amendment No. 1 to Amended and Restated
                                 Schedule 13D)*

                          CARNIVAL CRUISE LINES, INC.
                                (Name of Issuer)

                     Class A Common Stock ($.01 par value)
                         (Title of Class of Securities)

                                  143658 10 2
                                 (CUSIP Number)

                              Alan R. Twaits, Esq.
                                General Counsel
                          Carnival Cruise Lines, Inc.
                             3655 N.W. 87th Avenue
                           Miami, Florida  33178-2428
                                (305) 599-2600
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               December 22, 1993
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and if filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class). (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                        Exhibit Index on Page 34

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 TAMMS INVESTMENT COMPANY, LIMITED PARTNERSHIP

- ------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- ------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only


- ------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- ------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- ------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  Delaware

- ------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  1,681,658
Shares Bene-
ficially                  ----------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  -0-

                          ----------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  1,681,658
ing Person
                          ----------------------------------------------------------------------------------------------

With                      10)     Shared Dispositive Power:  5,750,000

                         ------------------------------------------------------------------------------------------------
                          11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  1,681,658

- -------------------------------------------------------------------------------------------------------------------------
                          12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) /X/

- -------------------------------------------------------------------------------------------------------------------------

                          13)     Percent of Class Represented by Amount in Row (11):
                                                                 1.5%
                                                                 ----

- -------------------------------------------------------------------------------------------------------------------------
                          14)     Type of Reporting Person (See Instructions):  PN

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 TAMMS MANAGEMENT CORPORATION

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  Delaware

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  1,681,658
Shares Bene-
ficially                  ------------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  -0-

                          ------------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  168,166
ing Person
                          ------------------------------------------------------------------------------------------------

With                      10)     Shared Dispositive Power:  7,263,492

                         ------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  1,681,658

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) /X/

- -------------------------------------------------------------------------------------------------------------------------
         13)     Percent of Class Represented by Amount in Row (11):
                                                                 1.5%
                                                                 ----

- -------------------------------------------------------------------------------------------------------------------------
         14)     Type of Reporting Person (See Instructions):  CO

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 TED ARISON

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  Israel

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  8,200,000
Shares Bene-
ficially                  ------------------------------------------------------------------------------------------------
Owned by
                          8)      Shared Voting Power:  1,681,658

                          ------------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  8,200,000
ing Person
                          ------------------------------------------------------------------------------------------------

With                      10)     Shared Dispositive Power:  56,031,658

- -------------------------------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  8,461,047

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) /x/

- -------------------------------------------------------------------------------------------------------------------------
         13)     Percent of Class Represented by Amount in Row (11):
                                                                 7.4%
                                                                -----

- -------------------------------------------------------------------------------------------------------------------------
         14)     Type of Reporting Person (See Instructions):  IN

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 ARISON FOUNDATION, INC.

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  Florida

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  1,800,000
Shares Bene-
ficially                  ------------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  -0-

                          ------------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  1,800,000
ing Person
                          ------------------------------------------------------------------------------------------------
With                      10)     Shared Dispositive Power:  -0-

- -------------------------------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  1,800,000

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) /  /

- -------------------------------------------------------------------------------------------------------------------------
         13)     Percent of Class Represented by Amount in Row (11):
                                                                1.6%
                                                                ------

- -------------------------------------------------------------------------------------------------------------------------
         14)     Type of Reporting Person (See Instructions):  CO

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 CONTINUED TRUST FOR MICHAEL ARISON

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  Delaware

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  1,000,000
Shares Bene-
ficially                  ------------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  -0-

                          ------------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  -0-
ing Person
                          ------------------------------------------------------------------------------------------------

With                      10)     Shared Dispositive Power:  1,189,752.34

- -------------------------------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  1,189,752.34

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) /  /

- -------------------------------------------------------------------------------------------------------------------------
         13)     Percent of Class Represented by Amount in Row (11):
                                                                 1.1%
                                                                 ----

- -------------------------------------------------------------------------------------------------------------------------
         14)     Type of Reporting Person (See Instructions):  00

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 SHARI ARISON IRREVOCABLE GUERNSEY TRUST

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  Guernsey

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  1,500,000
Shares Bene-
ficially                  ------------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  -0-

                          ------------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  -0-
ing Person
                          ------------------------------------------------------------------------------------------------
With                      10)     Shared Dispositive Power:  1,775,677

- -------------------------------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  1,775,677

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) /  /

- -------------------------------------------------------------------------------------------------------------------------

         13)     Percent of Class Represented by Amount in Row (11):
                                                                 1.6%
                                                                 ----

- -------------------------------------------------------------------------------------------------------------------------
         14)     Type of Reporting Person (See Instructions):  00

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 CONTINUED TRUST FOR SHARI ARISON DORSMAN

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  Delaware

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  1,000,000
Shares Bene-
ficially                  -----------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  -0-

                          -----------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  -0-
ing Person
                          -----------------------------------------------------------------------------------------------

With                      10)     Shared Dispositive Power:  1,189,752.33

- -------------------------------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  1,189,752.33

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) /  /

- -------------------------------------------------------------------------------------------------------------------------
         13)     Percent of Class Represented by Amount in Row (11):
                                                                 1.1%
                                                                 ----

- -------------------------------------------------------------------------------------------------------------------------
         14)     Type of Reporting Person (See Instructions):  00

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 MARILYN B. ARISON IRREVOCABLE DELAWARE TRUST

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  Delaware

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  1,250,000
Shares Bene-
ficially                  -----------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  -0-

                          -----------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  -0-
ing Person
                          -----------------------------------------------------------------------------------------------

With                      10)     Shared Dispositive Power:  1,500,000

- -------------------------------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  1,500,000

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) /  /

- -------------------------------------------------------------------------------------------------------------------------
         13)     Percent of Class Represented by Amount in Row (11):
                                                                 1.3%
                                                                 ----

- -------------------------------------------------------------------------------------------------------------------------
         14)     Type of Reporting Person (See Instructions):  00

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 CONTINUED TRUST FOR MICKY ARISON

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  Delaware

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  1,000,000
Shares Bene-
ficially                  ------------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  -0-

                          ------------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  -0-
ing Person
                          ------------------------------------------------------------------------------------------------

With                      10)     Shared Dispositive Power:  1,189,752.33

- -------------------------------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  1,189,752.33

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) /  /

- -------------------------------------------------------------------------------------------------------------------------
         13)     Percent of Class Represented by Amount in Row (11):
                                                                 1.1%
                                                                 ----

- -------------------------------------------------------------------------------------------------------------------------
         14)     Type of Reporting Person (See Instructions):  00

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 M. MICKY ARISON

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  United States

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  46,000,000
Shares Bene-
ficially                  ------------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  4,581,658

                          ------------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  1,300,000
ing Person
                          ------------------------------------------------------------------------------------------------

With                      10)     Shared Dispositive Power:  55,031,658

- -------------------------------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  1,625,677

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [X]

- -------------------------------------------------------------------------------------------------------------------------
         13)     Percent of Class Represented by Amount in Row (11):
                                                                 1.4%
                                                                 ----

- -------------------------------------------------------------------------------------------------------------------------
         14)     Type of Reporting Person (See Instructions):  IN

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 THE TED ARISON 1992 IRREVOCABLE TRUST FOR MICKY

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  Jersey

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  -0-
Shares Bene-
ficially                  ------------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  1,000,000

                          ------------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  -0-
ing Person
                          ------------------------------------------------------------------------------------------------

With                      10)     Shared Dispositive Power:  1,000,000

- -------------------------------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  1,000,000

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) /  /

- -------------------------------------------------------------------------------------------------------------------------
         13)     Percent of Class Represented by Amount in Row (11):
                                                                 .9%
                                                                 ---

- -------------------------------------------------------------------------------------------------------------------------
         14)     Type of Reporting Person (See Instructions):  00

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 THE TED ARISON 1992 IRREVOCABLE TRUST FOR SHARI

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  Jersey

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  -0-
Shares Bene-
ficially                  ------------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  900,000

                          ------------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  -0-
ing Person
                          ------------------------------------------------------------------------------------------------

With                      10)     Shared Dispositive Power:  900,000

- -------------------------------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  900,000

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) /  /

- -------------------------------------------------------------------------------------------------------------------------
         13)     Percent of Class Represented by Amount in Row (11):
                                                                 .8%
                                                                 ---

- -------------------------------------------------------------------------------------------------------------------------
         14)     Type of Reporting Person (See Instructions):  00

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 THE TED ARISON 1992 IRREVOCABLE TRUST FOR LIN No. 2

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  Jersey

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  -0-
Shares Bene-
ficially                  ------------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  1,000,000

                          ------------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  -0-
ing Person
                          ------------------------------------------------------------------------------------------------

With                      10)     Shared Dispositive Power:  1,000,000

- -------------------------------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  1,000,000

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) /  /

- -------------------------------------------------------------------------------------------------------------------------
         13)     Percent of Class Represented by Amount in Row (11):
                                                                 .9%
                                                                 ---

- -------------------------------------------------------------------------------------------------------------------------
         14)     Type of Reporting Person (See Instructions):  00





   Doc Amend.#12A                                              Page 15 of 54

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 THE TED ARISON CHARITABLE TRUST

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  Jersey

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  -0-
Shares Bene-
ficially                  ------------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  1,000,000

                          ------------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  -0-
ing Person
                          ------------------------------------------------------------------------------------------------

With                      10)     Shared Dispositive Power:  1,000,000

- -------------------------------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  1,000,000

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) /  /

- -------------------------------------------------------------------------------------------------------------------------
         13)     Percent of Class Represented by Amount in Row (11):
                                                                 .9%
                                                                 ---


- -------------------------------------------------------------------------------------------------------------------------

         14)     Type of Reporting Person (See Instructions):  00

24600




CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 A.H.W. LIMITED

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  Guernsey

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  -0-
Shares Bene-
ficially                  ------------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  -0-

                          ------------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  -0-
ing Person
                          ------------------------------------------------------------------------------------------------

With                      10)     Shared Dispositive Power:  275,677

- -------------------------------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  275,677

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

- -------------------------------------------------------------------------------------------------------------------------

         13)     Percent of Class Represented by Amount in Row (11):
                                                                 .2%
                                                                 ---

- -------------------------------------------------------------------------------------------------------------------------

         14)     Type of Reporting Person (See Instructions):  CO

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 ANDREW H. WEINSTEIN

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  United States

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  -0-
Shares Bene-
ficially                  ------------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  6,844,934

                          ------------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  -0-
ing Person
                          ------------------------------------------------------------------------------------------------

With                      10)     Shared Dispositive Power:  6,844,934

- -------------------------------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  6,844,934

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) / /

- -------------------------------------------------------------------------------------------------------------------------
         13)     Percent of Class Represented by Amount in Row (11):
                                                                 6.0%
                                                                 ----

- -------------------------------------------------------------------------------------------------------------------------
         14)     Type of Reporting Person (See Instructions):  IN

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 TAF MANAGEMENT COMPANY

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  Delaware

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  -0-
Shares Bene-
ficially                  -----------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  5,069,257

                          -----------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  -0-
ing Person
                          -----------------------------------------------------------------------------------------------

With                      10)     Shared Dispositive Power:  5,069,257

- -------------------------------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  5,069,257

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) / /


- -------------------------------------------------------------------------------------------------------------------------

         13)     Percent of Class Represented by Amount in Row (11):
                                                                 4.5%
                                                                 ----

- -------------------------------------------------------------------------------------------------------------------------
         14)     Type of Reporting Person (See Instructions):  CO

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 THE TED ARISON FAMILY HOLDING TRUST NO.1

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  Guernsey, Channel Islands

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  -0-
Shares Bene-
ficially                  ------------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  -0-

                          ------------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  -0-
ing Person
                          ------------------------------------------------------------------------------------------------

With                      10)     Shared Dispositive Power:  40,000,000

                          ------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  -0-

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) /X/

- -------------------------------------------------------------------------------------------------------------------------
         13)     Percent of Class Represented by Amount in Row (11):
                                                                 0%
                                                                ----

- -------------------------------------------------------------------------------------------------------------------------
         14)     Type of Reporting Person (See Instructions):  00

CUSIP No. 143658 10 2

         1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
                 THE TED ARISON FAMILY HOLDING TRUST NO. 2

- -------------------------------------------------------------------------------------------------------------------------
         2)      Check the Appropriate Box if a Member of a Group (See Instructions)
                 (a)      /  /
                 (b)      / X/

- -------------------------------------------------------------------------------------------------------------------------
         3)      SEC Use Only

- -------------------------------------------------------------------------------------------------------------------------
         4)      Source of Funds (See Instructions):  Not Applicable

- -------------------------------------------------------------------------------------------------------------------------
         5)      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) /  /

- -------------------------------------------------------------------------------------------------------------------------
         6)      Citizenship or Place of Organization:  Guernsey, Channel Islands

- -------------------------------------------------------------------------------------------------------------------------
Number of                 7)      Sole Voting Power:  -0-
Shares Bene-
ficially                  ------------------------------------------------------------------------------------------------
Owned by                  8)      Shared Voting Power:  -0-

                          ------------------------------------------------------------------------------------------------

Each Report-              9)      Sole Dispositive Power:  -0-
ing Person
                          ------------------------------------------------------------------------------------------------
With                      10)     Shared Dispositive Power:  4,700,000

- -------------------------------------------------------------------------------------------------------------------------
         11)     Aggregate Amount Beneficially Owned by Each Reporting Person:  -0-

- -------------------------------------------------------------------------------------------------------------------------
         12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) /X/

- -------------------------------------------------------------------------------------------------------------------------

         13)     Percent of Class Represented by Amount in Row (11):
                                                                  0%
                                                                  --

- -------------------------------------------------------------------------------------------------------------------------
         14)     Type of Reporting Person (See Instructions):  00

                 The joint statement on Schedule 13D dated December 18, 1987, as amended and restated by Amendment No. 11 dated October 19, 1993 of TAMMS Investment Company, Limited Partnership, TAMMS Management Corporation, Ted Arison, M. Micky Arison, the Michael Arison Continued Trust, the Continued Trust for Micky Arison, the Continued Trust for Shari Arison Dorsman, the Shari Arison Irrevocable Guernsey Trust, the Marilyn B. Arison Irrevocable Delaware Trust, Andrew H. Weinstein, TAF Management Company, the Ted Arison 1992 Irrevocable Trust for Micky, the Ted Arison 1992 Irrevocable Trust for Shari, the Ted Arison 1992 Irrevocable Trust for Lin No. 2, A.H.W. Limited, the Ted Arison Charitable Trust and the Arison Foundation, Inc. is hereby amended as follows:

Item 2.                   Identity and Background.

         Item 2, paragraph (a) is hereby amended by deletion thereof in its entirety and the substitution thereof of the following:

                        (a) This statement is filed by (i) TAMMS Investment Company, Limited Partnership, Partnership, a Delaware limited partnership ("TAMMS L.P.") with respect to shares of Class A Common Stock held by it; (ii) TAMMS Management Corporation, a Delaware corporation ("TAMMS Corp.") with respect to shares of Class A Common Stock beneficially owned by it; (iii) Ted Arison with respect to shares of Class A Common Stock held or beneficially owned by him;
         (iv) the Continued Trust for Michael Arison, a Delaware trust (the "Michael Arison Continued Trust") with respect to shares of Class A Common Stock held by it; (v) the Continued Trust for Micky Arison, a Delaware trust (the "Micky Arison Continued Trust") with respect to shares of Class A Common Stock held by it; (vi) the Continued Trust for Shari Arison Dorsman, a Delaware trust (the "Shari Arison Continued Trust") with respect to shares of Class A Common Stock held by it; (vii) the Shari Arison Irrevocable Guernsey Trust, a Guernsey trust, with respect to shares of Class A Common Stock held by it (the "Shari Arison Guernsey Trust"); (viii) the Marilyn B. Arison Irrevocable Delaware Trust, a Delaware trust (the "Marilyn Arison Delaware Trust"), with respect to shares of Class A Common Stock held by it; (ix) A.H.W. Limited with respect to shares of Class A Common Stock beneficially owned by it; (x) Andrew H. Weinstein with respect to shares of Class A Common Stock beneficially owned by him; (xi) TAF Management Company, a Delaware corporation ("TAF Management"), with respect to shares of Class A Common Stock beneficially owned by it;
         (xii) the Ted Arison 1992 Irrevocable Trust for Micky

         (the "Micky Arison Jersey Trust") with respect to shares of Class A Common Stock held by it; (xiii) the Ted Arison 1992 Irrevocable Trust for Shari (the "Shari Arison Jersey Trust") with respect to shares of Class A Common Stock held by it; (xiv) the Ted Arison 1992 Irrevocable Trust for Lin No. 2 (the "Marilyn Arison Jersey Trust") with respect to shares of Class A Common Stock held by it; (xv) the Ted Arison Charitable Trust (the "Jersey Charitable Trust"; and collectively with the Micky Arison Jersey Trust, the Shari Arison Jersey Trust and the Marilyn Arison Jersey Trust, the "Jersey Trusts"); (xvi) M. Micky Arison with respect to shares of Class A Common Stock held by or beneficially owned by him; (xvii) the Arison Foundation, Inc. (the "Foundation"), a private foundation for the benefit of certain charities with respect to shares of Class A Common Stock held by it; (xviii) The Ted Arison Family Holding Trust No. 1 with respect to shares of Class Common Stock held by it ("Holding Trust No. 1") and
         (xix) The Ted Arison Family Holding Trust No. 2 with respect to shares of Class A Common Stock held by it ("Holding Trust No. 2", and collectively with Holding Trust No.1, the "Holding Trusts") (such entities and persons being sometimes hereinafter referred to as the

         "Reporting Persons"). M. Micky Arison, Ted Arison's son, is the Chairman, Chief Executive Officer and a Director of the Issuer, President and Treasurer of TAMMS Corp., the beneficiary of the Micky Arison Continued Trust and the Micky Arison Jersey Trust and a beneficiary of the Holding Trusts. Shari Arison, Ted Arison's daughter, is President of the Foundation, the beneficiary of the Shari Arison Guernsey Trust, the Shari Arison Continued Trust, the Shari Arison Jersey Trust, and a beneficiary of the Holding Trusts. The Foundation is directed by six trustees, a majority of whom are affiliates of Mr. Ted Arison. Michael Arison, the beneficiary of the Michael Arison Continued Trust, is the son of Ted Arison. Marilyn Arison, the wife of Ted Arison, is the beneficiary of the Marilyn Arison Delaware Trust, the Marilyn Arison Jersey Trust and a beneficiary of the Holding Trusts. Andrew H. Weinstein is an officer and sole shareholder of TAF Management, the corporate trustee of the Michael Arison Continued Trust, the Shari Arison Continued Trust, the Micky Arison Continued Trust, and the Marilyn Arison Delaware Trust and is the sole shareholder of A.H.W. Limited, the corporate trustee of the Shari Arison Guernsey Trust. Mr. Weinstein is an attorney at the law firm of

         Holland & Knight, Miami, Florida. TAF Management is a Delaware corporation, whose principal purpose is to serve as trustee for certain trusts established for the benefit of members of the Arison family. A.H.W. Limited is a Guernsey corporation, the principal business of which is to serve as an executor or trustee company. The Royal Bank of Scotland Trust Company (Jersey) Limited, trustee for the Jersey Trusts, is a company organized under the laws of Jersey, Channel Islands. Baring Brothers (Guernsey) Limited, trustee for the Holding Trusts, is a company organized under the laws of Guernsey, Channel Islands, the principal business of which is banking and providing executor or trustee company services.

   Item 2, paragraph (c) is further amended by the addition thereto of the following:

         (xviii)  The Ted Arison Family Holding Trust No. 1 is a
         Guernsey trust established for the benefit of members of the family of Ted Arison. The address of the trust is c/o Baring Brothers (Guernsey) Limited, Arnold House, St. Julian's Avenue, St. Peter Port, Guernsey, Channel Islands. The sole trustee of the trust is Baring Brothers (Guernsey) Ltd., a Guernsey, Channel

         Islands corporation whose principal business of which is banking and providing executor or trustee company services ("Baring Brothers"). The address of Baring Brothers is Arnold House, St. Julian's Avenue, St. Peter Port, Guernsey, Channel Islands.

         (xix) The Ted Arison Family Holding Trust No. 2 is a Guernsey trust established for the benefit of members of the family of Ted Arison. The address of the trust is c/o Baring Brothers (Guernsey) Ltd., Arnold House, St. Julian's Avenue, St. Peter Port, Guernsey, Channel Islands. The sole trustee of the trust is Baring Brothers.

Item 3.                   Source and Amount of Funds or Other Consideration.

        Item 3 is hereby amended by the addition thereto of the following:

                Since the last report, the Reporting Persons have restructured their aggregate holdings of Class A Common Stock with respect to 44,700,000 shares of Class A Common Stock. This was accomplished by the transfer by Ted Arison of 40,000,000 shares of Class A Common Stock to Holding Trust No. 1 and 4,700,000 shares of Class A Common Stock to

   Holding Trust No. 2. No consideration was paid in conection with the foregoing transfers.

Item 4.                   Purpose of Transaction.

   Item 4 is hereby amended by the addition thereto of the following:

   Effective December 22, 1993, Ted Arison contributed 40,000,000 shares of Class A Common Stock to Holding Trust No. 1 and 4,700,000 shares of Class A Common Stock to Holding Trust No. 2. The foregoing transactions were effected for certain investment and estate planning purposes and are hereinafter referred to as the "December 1993 Transfers."

Item 5.                   Interest in Securities of the Issuer.

   Item 5 is hereby amended by the addition thereto of the following:

                 Following the December 1993 Transfers, Ted Arison beneficially owns an aggregate of 8,461,047 shares of Class A Common Stock (approximately 7.4% of the total number of shares of Class A Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended August 31, 1993, to be outstanding at August 31, 1993), 8,200,000 of which he holds directly and 261,047 of which he owns beneficially by virtue of his interest in TAMMS L.P. Ted Arison has sole voting and dispositive power over the 8,200,000 shares of Class A Common Stock that he holds directly. Ted Arison may be deemed to share dispositive power over the 261,047 shares of Class A Common Stock he beneficially owns through TAMMS L.P. Because of his controlling interest in TAMMS L.P. (through TAMMS Corp.), Ted Arison may be deemed to own beneficially all the 1,681,658 shares of Class A Common Stock beneficially owned by TAMMS L.P.; however, Ted Arison disclaims beneficial ownership of 1,420,611 of such shares which have not been shown herein as being beneficially owned by him and which are beneficially owned by the other partners of TAMMS L.P. (other than TAMMS Corp.) Due to his status as sole shareholder of TAMMS Corp., the Managing General Partner of TAMMS L.P., Ted Arison may be deemed to have shared dispositive power over the 1,000,000 shares of Class A Common Stock owned by the Michael Arison Continued Trust, the 1,000,000 shares of Class A Common Stock held by the Micky Arison Continued Trust, the 1,000,000 shares of Class A Common Stock held by the Shari Arison Continued Trust, the 1,250,000 shares of Class A Common Stock held by the Marilyn Arison Delaware Trust and the

         1,500,000 shares of Class A Common Stock owned by the Shari Arison Guernsey Trust, all of which are subject to the 1992 Letter Agreements. Ted Arison disclaims beneficial ownership of such 5,750,000 aggregate shares of Class A Common Stock and such shares are not shown herein as beneficially owned by Ted Arison. Ted Arison may also be deemed to have shared dispositive power over the 3,900,000 aggregate shares of Class A Common Stock held by the Jersey Trusts and the 44,700,000 aggregate shares of Class A Common Stock held by the Holding Trusts; however, Mr. Arison disclaims beneficial ownership of such shares which have not been shown herein as being beneficially owned by him.

                 Micky Arison beneficially owns an aggregate of 1,625,677 shares of Class A Common Stock (approximately 1.4% of the total number of shares of Class A Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended August 31, 1993, as outstanding on August 31, 1993), 1,300,000 of which he holds directly and 325,677 of which he owns beneficially by virtue of his interest in
         TAMMS L.P.   Micky Arison has sole voting power with respect to
         46,000,000 shares of Class A Common Stock and sole dispositive power with respect to 1,300,000 shares of

         Class A Common Stock. Micky Arison may be deemed to share voting power over 4,581,658 shares of Class A Common Stock and to share dispositive power over 55,031,658 shares of Class A Common Stock.

                 Micky Arison has sole voting power with respect to 1,300,000 shares of Class A Common Stock he holds directly and 44,700,000 shares of Class A Common Stock held by the Holding Trusts. Mr. Arison has sole dispositive power with respect to the 1,300,000 shares of Class A Common Stock he holds directly.

                 Because of his status as President and Treasurer of TAMMS Corp., Micky Arison may be deemed to share voting and dispositive power with respect to, and beneficially own all of the 1,681,658 shares of Class A Common Stock beneficially owned by TAMMS L.P. Following the execution of the 1992 Letter Agreements, Micky Arison may be deemed to have shared dispositive power over the 1,000,000 shares of Class A Common Stock owned by the Michael Arison Continued Trust, the 1,500,000 shares of Class A Common Stock owned by the Shari Arison Guernsey Trust, the 1,000,000 shares of Class A Common Stock held by the Continued Trust for

         Shari Arison, the 1,250,000 shares of Class A Common Stock held by the Marilyn B. Arison Trust and the 1,000,000 shares of Class A Common Stock held by the Continued Trust for Micky Arison. Micky Arison also has shared voting and dispositive power over the aggregate 2,900,000 shares of Class A Common Stock held by the Micky Arison Jersey Trust, the Shari Arison Jersey Trust and the Marilyn Arison Jersey Trust. Micky Arison disclaims beneficial ownership of (i) 1,355,981 of the 1,681,658 shares of Class A Common Stock owned by TAMMS L.P. which are beneficially owned by the other limited partners of TAMMS L.P., (ii) the aggregate of 5,750,000 shares of Class A Common Stock which are the subject of the 1992 Letter Agreements, (iii) the aggregate of 2,900,000 shares of Class A Common Stock held by the Micky Arison Jersey Trust, the Shari Arison Jersey Trust and the Marilyn Arison Jersey Trust and (iv) the aggregate of 44,700,000 shares of Class A Common Stock held by the Holding Trusts. All such disclaimed shares are not shown herein as beneficially owned by Micky Arison.

               Holding Trust No. 1 and Holding Trust No. 2 may be deemed to have shared dispositive powers over the 40,000,000 and 4,700,000 shares of Class A Common

         Stock, respectively, held by such trusts. The Holding Trusts disclaim beneficial ownership of such 44,700,000 aggregate shares.

                 Except as described above, the Reporting Persons have effected no transactions in shares of Class A Common Stock during the past 60 days.

Item 6. Contracts, Arrangements, Understanding or Relationships with Respect to Securities of the Issuer.

Item 6 is hereby amended by the addition thereto of the following:

                 The governing instruments of the Holding Trusts provide that the trustees of such trusts may not sell or otherwise dispose of any securities of the Company held by the trusts without the prior written consent of Micky Arison. Such instruments also provide that the trustees of the Holding Trusts shall exercise any voting rights attached to securities of the Company held by the trusts at such time and in such manner as directed by Micky Arison and not otherwise.

                 The governing instruments of the Holding Trusts also provide that Ted Arison may remove the shares of Class A Common Stock held by such trusts, provided that such shares of Class A Common Stock are replaced by Mr.

         Arison with assets of equal or greater value.

                 On November 10, 1993, the Pledge Agreement between Ted Arison and Barnett Bank of South Florida was amended to reduce the number of shares of Class A Common Stock pledged by Ted Arison from 1,500,000 shares to 800,000 shares.

Item 7.                   Material to be Filed as Exhibits.
Exhibit 13       Stock Pledge Agreement between Barnett Bank of
                 South Florida, N.A. and Ted Arison, as amended on November 10, 1993

Exhibit 14 Joint Filing Agreement, dated as of January 19, 1994, among TAMMS L.P., TAMMS Corp., Ted Arison, the Michael Arison Continued Trust, the Shari Arison Continued Trust, the Marilyn Arison Delaware Trust, A.H.W. Limited, the Shari Arison Guernsey Trust, the Micky Arison Continued Trust, Andrew J. Weinstein, TAF Management, M. Micky Arison, the Micky Arison Jersey Trust, Shari Arison Jersey Trust, Marilyn Arison Jersey Trust, the Jersey Charitable Trust, the Foundation, Holding Trust No. 1 and Holding Trust No. 2.

                                   Signatures
         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete
and correct.  Date:    January 19, 1994


SHARI ARISON IRREVOCABLE
GUERNSEY TRUST, A.H.W.                      TAF MANAGEMENT COMPANY
LIMITED, TRUSTEE
                                            By:  /s/ Denison H. Hatch
By:  /s/ Jim C. Trott                            -------------------------
     -------------------------                   Secretary and Treasurer
     Director A.H.W.
     Limited                                ARISON FOUNDATION, INC.

MARILYN B. ARISON IRREVOC-                  By:  /s/ Shari Arison
ABLE DELAWARE TRUST, TAF                         -------------------------
MANAGEMENT COMPANY, TRUSTEE                      Shari Arison, President

By:  /s/ Denison H. Hatch                   TAMMS INVESTMENT COMPANY,
     -------------------------              LIMITED PARTNERSHIP
     Secretary and Treasurer
                                            By:  TAMMS MANAGEMENT
                                                 CORPORATION
A.H.W. LIMITED                                   Managing General
                                                 Partner
By:  /s/ Andrew H. Weinstein
   ---------------------------              By:  /s/ Micky Arison
                                                 -------------------------
                                                      Micky Arison, President
     /s/ Andrew H. Weinstein
     -------------------------
         Andrew H. Weinstein                TAMMS MANAGEMENT CORPORATION

                                            By:  /s/ Micky Arison
                                                 -------------------------
                                                 Micky Arison, President


                                                 /s/ Ted Arison
                                                 -------------------------
                                                 Ted Arison

                                                 /s/ Micky Arison
                                                 -------------------------
                                                 Micky Arison

CONTINUED TRUST FOR MICHAEL
ARISON, TAF MANAGEMENT
COMPANY, TRUSTEE

By: /s/ Denison H. Hatch
   -----------------------
   Secretary and Treasurer


CONTINUED TRUST FOR MICKY
ARISON, TAF MANAGEMENT
COMPANY, TRUSTEE

By: /s/ Dension H. Hatch
   ----------------------
   Secretary and Treasurer

CONTINUED TRUST FOR SHARI
ARISON DORSMAN, TAF
MANAGEMENT COMPANY, TRUSTEE

By: /s/ Denison H. Hatch
   -----------------------
   Secretary and Treasurer

THE TED ARISON 1992
IRREVOCABLE TRUST FOR MICKY,
THE ROYAL BANK OF SCOTLAND
TRUST COMPANY (JERSEY) LTD.,
TRUSTEE

By: /s/ Michael Curtis/Denize
   --------------------------
        Jane Ward
   --------------------------

THE TED ARISON 1992
IRREVOCABLE TRUST FOR SHARI,
THE ROYAL BANK OF SCOTLAND
TRUST COMPANY (JERSEY) LTD.,
TRUSTEE

By: /s/ Michael Curtis/Denize
   --------------------------
        Jane Ward
   --------------------------

THE TED ARISON 1992
IRREVOCABLE TRUST FOR LIN
NO. 2, THE ROYAL BANK OF
SCOTLAND TRUST COMPANY
(JERSEY) LTD., TRUSTEE

By: /s/ Michael Curtis/Denize
   --------------------------
        Jane Ward
   --------------------------

THE TED ARISON CHARITABLE
TRUST, THE ROYAL BANK OF
SCOTLAND TRUST COMPANY
(JERSEY) LTD., TRUSTEE

By: /s/ Michael Curtis/Dealize
   --------------------------
      Jane Ward
   --------------------------

THE TED ARISON FAMILY
HOLDING TRUST NO. 1, BARING
BROTHERS (GUERNSEY) LIMITED,
TRUSTEE

By: /s/ Jim C. Trott
   --------------------------
THE TED ARISON FAMILY
HOLDING TRUST NO. 2, BARING
BROTHERS (GUERNSEY) LIMITED,
TRUSTEE

By: /s/ Jim C. Trott
   --------------------------